EXHIBIT 99.1
The Hallwood Group Incorporated
3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214/528-5588 • Fax: 214/522-9254

FOR IMMEDIATE RELEASE
Contact: Melvin Melle, Chief Financial Officer
(800)225-0135 • (214)528-5588
HALLWOOD GROUP REPORTS RESULTS
FOR THE FIRST QUARTER ENDED MARCH 31, 2008
Dallas, Texas, May 20, 2008 — The Hallwood Group Incorporated (AMEX-HWG) today reported results for the first quarter ended March 31, 2008.
For the quarter, net income was $1.6 million, or $1.03 per share, compared to a net loss of $7.3 million, or $4.83 per share, in 2007, on revenue of $44.0 million and $28.3 million, respectively.
Following is a comparison of results for the 2008 and 2007 quarters:
Operating Income (Loss). The operating income (loss) for the 2008 and 2007 quarters, primarily from textile products operations, was income of $6.2 million and a loss of $585,000, respectively. The increase in revenue and operating income was primarily due to an increase in military sales to $28.2 million in 2008 from $12.0 million in 2007.
Other Income (Loss). Other income (loss) consists of equity losses from its 22% minority investment in affiliated Hallwood Energy, L.P., interest expense, interest and other income.
Other income (loss) for the 2008 and 2007 quarters, was a loss of $3.2 million and $10.5 million, respectively. The equity loss was $3.0 million for the 2008 quarter, compared to a loss of $10.5 million in 2007. The equity loss for the 2007 quarter was primarily due to a $31.7 million impairment of Hallwood Energy’s oil and gas properties. Interest expense was $247,000 and $226,000, and interest and other income was $18,000 and $181,000 in the 2008 and 2007 quarters, respectively. The decrease in other income was the result of a $73,000 gain on sale of a marketable security in the 2007 quarter.
Income Tax Expense (Benefit). For the first quarter of 2008, the income tax expense was $1.5 million, which included an $807,000 non-cash deferred federal tax expense and a $659,000 state tax expense, compared to the first quarter of 2007 income tax (benefit) of $3.8 million, which included $3.8 million of non-cash deferred federal tax (benefit) and $3,000 of state (benefit).
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The following table sets forth selected financial information for the three months ended March 31, 2008 and 2007.
THE HALLWOOD GROUP INCORPORATED
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2008	2007
Revenue	$43,987	$28,308

Operating income (loss)	$6,222	$(585)
Other income (loss)	(3,190)	(10,536)

Income (loss) before income taxes	3,032	(11,121)
Income tax expense (benefit)	1,466	(3,797)

Net income (loss)	$1,566	$(7,324)

PER COMMON SHARE
BASIC:
Net income (loss)	$1.03	$(4.83)

Weighted average shares outstanding	1,521	1,517

DILUTED:
Net income (loss)	$1.03	$(4.83)

Weighted average shares outstanding	1,523	1,517

Certain statements in this press release may constitute “forward-looking statements” which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the SEC.
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